                                                                    EXHIBIT 99.1


                            [SYNOVIS LIFE TECHNOLOGIES LOGO]



FROM:                                       FOR:
Padilla Speer Beardsley Inc.                Synovis Life Technologies, Inc.
1101 West River Parkway                     2575 University Ave.
Minneapolis, Minnesota 55415                St. Paul, Minnesota 55114

CONTACT:                                    CONTACT:
Nancy A. Johnson/Marian Briggs              Brett Reynolds, CFO
(612) 455-1745/(612) 455-1742               (651) 796-7300


FOR IMMEDIATE RELEASE
---------------------

SYNOVIS LIFE TECHNOLOGIES ANNOUNCES RECORD
THIRD-QUARTER REVENUE

INTERVENTIONAL BUSINESS SETS QUARTERLY REVENUE RECORD;
EARNINGS PER SHARE IMPROVE

     ST. PAUL, Minn., August 24, 2005 - Synovis Life Technologies, Inc. (NASDAQ:
SYNO), today reported record revenue and improved earnings for the third fiscal quarter ended July 31, 2005.

     Third-quarter consolidated net revenue rose to $15.6 million, a 3 percent increase over $15.1 million in the year-ago period. The company reported net income of $355,000, or $0.03 per diluted share, versus net income of $187,000, or $0.02 per diluted share, in the year-earlier period.

     In the first nine months of fiscal 2005, consolidated net revenue rose 7 percent to $43.4 million from $40.4 million in the first nine months of fiscal 2004. Consolidated net income was $601,000, or $0.05 per diluted share, compared with $1.1 million, or $0.09 per diluted share, in the first nine months of last fiscal year.

     "We are pleased to report record quarterly consolidated revenue and improved quarterly earnings per share over the year-ago quarter and sequentially over the fiscal 2005 second quarter. The growing strength of the interventional business and the strong momentum of the microsurgery product line offset a substantial third-quarter decrease in bariatric Peri-Strips(R) revenue, where challenges continue, " said Karen Gilles Larson, Synovis Life Technologies president and chief executive officer.


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Synovis Life Technologies, Inc.
August 24, 2005
Page 2



     The consolidated gross margin was 35 percent in the quarter compared to 37 percent in the third quarter of last fiscal year and led to a slight decrease in operating income. The lower gross margin resulted from the revenue mix between the interventional and surgical businesses, as well as a lower gross margin in the surgical business which was primarily due to discontinuing a mature product, the Biograft. Consolidated quarterly operating expenses were flat compared to the same quarter last fiscal year.

     Cash, cash equivalents and short-term investments totaled $42.4 million at July 31, 2005, compared to $41.8 million at the end of the fiscal second quarter. The cash and investment balances generated $263,000 of interest income in the third quarter, and nearly all is exempt from federal income tax. Year-to-date, the effective tax rate was 15 percent, down from 30 percent for the first six months of fiscal 2005, due to the level of tax-exempt interest income and R&D credits relative to pretax income. The third-quarter tax provision was zero, the result of applying the lower effective tax rate to year-to-date pretax income.

INTERVENTIONAL BUSINESS

     Interventional business revenue rose to $9.0 million in the fiscal 2005 third quarter, up 10 percent over revenue of $8.2 million in the same period of fiscal 2004. Revenue from manufacturing transferred to Synovis Caribe in Puerto Rico during the third quarter increased to $2.4 million, up 49 percent from the same quarter of fiscal 2004. The interventional business reported operating income of $171,000, compared to an operating loss of $412,000 in the year-ago period.

     "The interventional business generated record quarterly revenue and improved its operating profit by more than half a million dollars compared to last year," noted Larson. "Strong quarter-over-quarter growth with two major customers accounted for much of the increase. The third-quarter interventional margin was 22 percent, a five-point increase over the same period of last year. The increase is due to improved manufacturing efficiencies and the continued transfer of manufacturing to Synovis Caribe, where labor rates are lower. A sizeable component order received from and sold to a customer in the third quarter involved start-up costs which constrained the quarterly gross margin, but we believe this represents a good investment in this account."

SURGICAL BUSINESS

     In the third quarter, surgical business revenue was $6.6 million, down 5 percent from $7.0


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Synovis Life Technologies, Inc.
August 24, 2005
Page 3



million in the year-ago period. The surgical business generated $428,000 in operating income, a decrease of $743,000 from the same period last year due to both lower revenue and lower gross margin. However, third-quarter surgical business operating income increased by 102 percent over the second quarter of this year.

     In the quarter, revenue from Peri-Strips, the company's staple line buttress, totaled $2.1 million compared to $3.2 million in the third quarter of fiscal 2004 when Peri-Strips quarterly revenue reached an all-time high. On a sequential quarter basis, Peri-Strips revenue is down just 3 percent. "While we are obviously disappointed with Peri-Strip sales, we are systematically executing the steps in our plan aimed at reversing this trend," said Larson. "A key element in our plan was to hire a vice president of sales for our Surgical Innovations division. Very recently, we brought Tom Doorley on board to lead the sales effort. We expect his broad medical sales experience will be a significant asset in this role. We are also adding sales specialists to work with distributor and rep organizations and directly with physicians and hospitals -- another key element in our plan."

     The surgical business' third-quarter gross margin was 53 percent, a 7 percent decrease from the same period of last year, largely due to the discontinuation of a mature product line, the Biograft. This action led to the discounted sales of most of the finished goods inventory, and a one-time $185,000 write-off of raw material and the remaining finished goods inventory. The combination of discounted product and inventory write-offs reduced the gross margin by more than 5 percentage points in the period.

     Synovis is in the early stages of a prospective, randomized clinical market evaluation of the use of Peri-Strips Dry with Veritas(R) Collagen Matrix (PSD Veritas) for circular staplers in colorectal surgery for colon cancer. Four medical sites have completed their institutional review board approvals, signed investigator contracts and either have or will shortly begin enrolling patients. This clinical study is expected to include up to 15 clinical sites and enroll as many as 950 patients. Statistics indicate colorectal surgeries have an average leak rate of approximately 7 percent. The company believes, based on R&D work and historical buttress performance, that PSD Veritas could significantly reduce this leak rate and associated complications, improving outcomes.

     Microsurgery products had an excellent third quarter with sales rising by 91 percent from the same period of last fiscal year to $772,000. Within this category, sales of the Microvascular Anastomotic Coupler and Coupler delivery instruments showed a 70 percent quarter-over-quarter


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Synovis Life Technologies, Inc.
August 24, 2005
Page 4



increase. Microsurgeons in several specialties use the Coupler to connect extremely small veins or arteries without sutures. In the third quarter, the company completed the requirements to bring the 3.5mm and 4.0mm Coupler sizes to market. Beginning in August, these sizes were released on a controlled basis. Early feedback from physicians has been very positive. Synovis is planning a full product launch for these additional sizes in the fiscal fourth quarter, after sufficient experience is gained through the controlled release. The Neurotube, a product used to regenerate nerves, which Synovis acquired in December 2004, contributed $110,000 of revenue in the quarter. In addition, Synovis recorded its first sale of a Varioscope(R) system, an advanced head-mounted microscope for use in microsurgery procedures.

CONFERENCE CALL AND WEBCAST

     Synovis Life Technologies will host a live Webcast of its fiscal third-quarter conference call today, August 24, at 10:00 a.m. CT to discuss the company's results. To access the live Webcast, go to the investor information section of the company's Web site, www.synovislife.com, on the day of the conference call and click on the Webcast icon. A Webcast replay will be available beginning at noon CT, Wednesday, August 24, 2005.

     If you prefer to listen to an audio replay of the conference call, dial
(800) 405-2236 and enter access number 11037126. The audio replay will be available beginning at noon CT on Wednesday, August 24, through 6:00 p.m. CT on Friday, August 26.

ABOUT SYNOVIS LIFE TECHNOLOGIES

     Synovis Life Technologies, Inc., based in St. Paul, Minn., is a diversified medical device company engaged in developing, manufacturing and bringing to market medical devices for the surgical and interventional treatment of disease. For additional information on Synovis Life Technologies and its businesses, visit the company's Web site at www.synovislife.com.

         Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as "should", "could", "may", "will", "expect", "believe", "anticipate", "estimate", "continue", or other similar expressions. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made herein include the timing of product introductions, outcomes of clinical trials and regulatory submissions, the number of certain surgical procedures performed, the level of orders from contract manufacturing customers, the results of the ongoing securities litigation, and the effectiveness of the company's plan to address surgical business revenue trends, as well as the other factors found in the company's Annual Report on Form 10-K for the year ended October 31, 2004.


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Synovis Life Technologies, Inc.
August 24, 2005
Page 5



SYNOVIS LIFE TECHNOLOGIES, INC.

Condensed Consolidated Results of Operations (unaudited)
(In thousands, except per share data)

                                                  Three Months Ended                    Nine Months Ended
                                                       July 31                                July 31
                                                2005              2004               2005                 2004
                                                ----              ----               ----                 ----

Net revenue                                 $ 15,636          $ 15,145           $ 43,425             $ 40,407
Cost of revenue                               10,196             9,593             27,358               23,592
Gross margin                                   5,440             5,552             16,067               16,815
Gross margin percentage                          35%               37%                37%                  42%
Selling, general and
administrative                                 4,407             4,076             12,807               12,324
Research and development                         897             1,129              3,069                2,933
Other                                             44               153                130                  153
Operating income                                                   194                 61                1,405
                                                  92
Interest, net                                    263                86                645                  211
Income before provision for
income taxes                                     355               280                706                1,616

Provision for income taxes                        --                93                105                  527

Net income                                  $    355          $    187           $    601             $  1,089

Basic earnings per share                    $   0.03          $   0.02           $   0.05             $   0.09
Diluted earnings per share                  $   0.03          $   0.02           $   0.05             $   0.09


Weighted average basic
   shares outstanding                         11,809            11,532             11,766               11,496
Weighted average diluted shares
     outstanding                              11,985            11,876             12,008               12,002


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Synovis Life Technologies, Inc.
August 24, 2005
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SYNOVIS LIFE TECHNOLOGIES, INC.

Business Segment Information (unaudited)
(In thousands)

                                                Three Months Ended                   Nine Months Ended
                                                     July 31                              July 31
                                              2005               2004            2005                 2004
                                              ----               ----            ----                 ----

Net revenue
    Surgical business                     $   6,608         $   6,950        $  19,101            $  20,250
    Interventional business                   9,028             8,195           24,324               20,157
                                          ---------         ---------        ---------            ---------
    Total                                 $  15,636         $  15,145        $  43,425            $  40,407

Gross margin
    Surgical business                     $   3,484         $   4,200        $  10,976            $  12,903
    Interventional business                   1,956             1,352            5,091                3,912
                                          ---------         ---------        ---------            ---------
    Total                                 $   5,440         $   5,552        $  16,067            $  16,815

Gross margin percentage
    Surgical business                           53%               60%              57%                  64%
    Interventional business                     22%               17%              21%                  19%
    Total                                       35%               37%              37%                  42%

Operating income (loss)
    Surgical business                     $     428         $   1,171        $   1,517            $   4,016
    Interventional business                     171              (412)              65               (1,236)
    Corporate and other                        (507)             (565)          (1,521)              (1,375)
                                          ---------         ---------        ---------            ---------
    Total                                 $      92          $    194        $      61           $    1,405



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Synovis Life Technologies, Inc.
August 24, 2005
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SYNOVIS LIFE TECHNOLOGIES, INC.

Condensed Consolidated Balance Sheets (unaudited)
As of July 31, 2005, and October 31, 2004
(in thousands, except share and per share data)

                                                                                   July 31,              October 31,
                                                                                    2005                    2004
                                                                           ------------------        ------------------

ASSETS
Current assets:
Cash and cash equivalents                                                      $      6,378              $    15,369
Short-term investments                                                               36,045                   26,931
Accounts receivable, net                                                              8,232                    7,722
Inventories                                                                          10,375                   11,591
Other                                                                                 3,136                    3,555
                                                                               ------------              -----------
     Total current assets                                                            64,166                   65,168


Property, plant and equipment, net                                                   13,882                   13,704
Goodwill and other intangible assets, net                                             7,672                    6,853
                                                                               ------------              -----------
     Total assets                                                              $     85,720              $    85,725
                                                                               ============              ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses                                          $      5,184              $     6,457
Current maturities of capital lease obligations                                          12                       40
                                                                               ------------              -----------
     Total current liabilities                                                        5,196                    6,497


Deferred income tax liability, net                                                    1,001                    1,227
                                                                               ------------              -----------
     Total liabilities                                                                6,197                    7,724
                                                                               ------------              -----------


Shareholders' equity:
Preferred stock: authorized 5,000,000 shares of $.01 par
     value; none issued or outstanding at both dates
Common stock: authorized 20,000,000 shares of $.01 par value;
     issued and outstanding, 11,849,710 and
     11,713,700 at July 31, 2005, and October 31, 2004,                                 118                      117
     respectively
Additional paid-in capital                                                           73,534                   72,614
Retained earnings                                                                     5,871                    5,270
                                                                                 ----------               ----------
     Total shareholders' equity                                                      79,523                   78,001
                                                                               ------------              -----------
     Total liabilities and shareholders' equity                                $     85,720              $    85,725
                                                                               ============              ===========


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